  Exhibit 99.1

Dynatronics Reports Second Quarter Results

Eagan, MN (February 11, 2021) – Dynatronics Corporation (NASDAQ:DYNT), a leading manufacturer of athletic training, physical therapy, and rehabilitation products, today announced financial results for its second quarter of fiscal year 2021 for the period ended December 31, 2020.

Fiscal Q2 2021 Financial Highlights
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Net sales of $12 million were steady with net sales of $12 million in the prior quarter
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Selling, general, and administrative expenses of $3.9 million were 7% lower compared to the prior quarter
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GAAP net loss of $673,000 compared to net loss of $377,000 in the prior quarter
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Generated $1.5 million in positive operating cash flow, representing 34% gain over the prior quarter
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Zero balance on our line of credit and a borrowing base of approximately $5.4 million as of the end of Fiscal Q2 2021

Subsequent to the Quarter’s End
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Announced launch of two new Hausmann tables with initial orders
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Received notification from NASDAQ that DYNT shares have regained compliance with minimum bid price listing requirements

CEO Commentary

“Over the last two quarters, we have taken a number of decisive actions to stabilize and strengthen our business to take advantage of the growth markets we serve,” said John Krier, President and CEO of Dynatronics Corporation. “We generated over $1 million in operating cash flow for the second consecutive quarter, reduced our operating expenses, and added top-notch leadership experience to the team. We introduced two new products in January, and we expect additional product launches focusing on our growth markets.”

“Our fiscal year 2021 second quarter results reflect continued challenges due to COVID-19, including customers operating with reduced capacity and operating hours, higher delivery and shipment costs and extended handling times. Despite these challenges, we are excited to transition the company to a more stable and predictable financial model that better leverages our brands and our customer base as it takes advantage of growth opportunities. We are expecting some continued volatility ahead as we optimize the business to emphasize higher margins and stable cash flow generation,” concluded Mr. Krier.

Financial Review

Net sales for the quarter ended December 31, 2020 were $12.0 million, a decrease of $3.2 million, or 21%, compared to $15.2 million in the same period of the prior year. Gross profit decreased $1.2 million, or 27%, to $3.3 million, or 28% of net sales. The decrease in net sales and gross profit were primarily attributable to COVID-19 precautions and associated impacts of the pandemic on changes to the mix of sales driven by changes in elective procedures. Gross margin for the quarter was 27.9% compared to 30.2% in the same period of the prior year.

Net loss for the quarter ended December 31, 2020 was approximately $0.7 million, compared to a net loss of $0.1 million for the same quarter of the prior fiscal year. The company experienced positive cash flow from operating activities of $1.5 million in the second quarter of fiscal year 2021.

Outlook

Due to continued uncertainty resulting from the ongoing COVID-19 pandemic, Dynatronics will not provide guidance for fiscal year 2021.

Conference Call

Dynatronicswill hold a conference call for investors on February 11, 2021 at 8:30 AM ET to discuss the results. Interested persons may access the live call by dialing 888-506-0062 (U.S./Canada callers) or 973-528-0011 (international callers). It is recommended that participants call or log on 10 minutes ahead of the scheduled start time to ensure proper connection. Accompanying slides will be available with webcast registration or on the Dynatronics website in the investor relations section.

About Dynatronics Corporation

Dynatronics Corporation is a leading medical device company committed to providing high-quality restorative products designed to accelerate achieving optimal health. The company designs, manufactures, and sells a broad range of products for clinical use in physical therapy, rehabilitation, pain management, and athletic training. Through its distribution channels, Dynatronics markets and sells to orthopedists, physical therapists, chiropractors, athletic trainers, sports medicine practitioners, clinics, hospitals, and consumers. The company’s products are marketed under a portfolio of high-quality, well-known industry brands including Bird & Cronin®, Dynatron Solaris®, Hausmann™, Physician’s Choice®, and PROTEAM™, among others. More information is available at www.dynatronics.com.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. Those statements include references to the company’s expectations and similar statements. Such forward-looking statements reflect the views of management at the time such statements are made. These statements include references to our financial guidance, expected revenues, gross profit, and selling, general, and administrative expenses. These forward-looking statements are subject to a number of risks, uncertainties, estimates, and assumptions that may cause actual results to differ materially from current expectations including uncertainties involving the impact of the COVID-19 pandemic. The contents of this release should be considered in conjunction with the risk factors, warnings, and cautionary statements contained in the company’s most recent filings with the Securities and Exchange Commission, including the company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2020, which was filed on September 24, 2020. Dynatronics does not undertake to update its forward-looking statements, whether as a result of new information, future events, or otherwise.

Summary Financial Results

Following is a summary of operating results for the periods ended December 31, 2020 and 2019, the balance sheet highlights at December 31, 2020 and June 30, 2020 and the operating cash flow for quarters ended December 31, 2020 and 2019.

Summary Selected Financial Data
Statement of Operation Highlights
In thousands, except share and per share amounts

	Quarter Ended		Six Months Ended
	December 31,		December 31,
	2020	2019	2020	2019

Net sales	$11,968	$15,197	$24,101	$31,587
Cost of sales	8,627	10,611	16,858	21,847
Gross profit	3,341	4,586	7,243	9,740
	27.9%	30.2%	30.1%	30.8%
Selling, general, and admin. expenses	3,938	4,618	8,183	9,543
Other (expense) income, net	(66)	(105)	(100)	(236)
Income tax provision	(10)	-	(10)	-
Net loss	$(673)	$(137)	$(1,050)	$(39)

Deemed dividend on convertible preferred stock and accretion of discount	(51)	(109)	(51)	(109)
Convertible preferred stock dividend, in common stock	(182)	(202)	(376)	(369)
Net loss attributable to common stockholders	$(906)	$(448)	$(1,477)	$(517)

Net loss attributable to common stockholders per common share - basic and diluted	$(0.06)	$(0.05)	$(0.10)	$(0.06)
Weighted-average common shares outstanding - basic and diluted	14,601,186	9,023,406	14,340,774	8,800,184

Balance Sheet Highlights
In thousands

	December 31, 2020	June 30, 2020
Cash and cash equivalents	$3,610	$2,316
Trade accounts receivable, net	5,068	4,894
Inventories, net	6,141	8,372
Prepaid & other	3,297	493
Total current assets	$18,116	$16,075

Accounts payable	$4,827	$3,014
Accrued payroll and benefits expense	1,476	1,205
Accrued expenses	1,372	768
Other current liabilities	3,345	1,679
Line of credit	-	1,013
Total current liabilities	$11,020	$7,679

Operating Cash Flow Highlights
In thousands

	Quarter Ended		Six Months Ended
	December 31,		December 31,
	2020	2019	2020	2019

Net loss	$(673)	$(138)	$(1,051)	$(39)

Depreciation and amortization	368	400	756	802
Stock based compensation	51	58	98	188

Receivables	541	315	(174)	507
Inventory	(237)	(254)	986	144
Prepaid and other assets	(361)	(103)	(681)	(118)
Accounts payable, accrued expenses, and other liabilities	1,818	646	2,698	1,432
Net cash provided by operating activities	$1,507	$924	$2,632	$2,916

Contact:
Dynatronics Corporation
Investor Relations
Skyler Black
(801) 676-7201
skyler.black@dynatronics.com

Darrow Associates
Peter Seltzberg, Managing Director
(516) 419-9915
pseltzberg@darrowir.com

For additional information, please visit: www.dynatronics.com
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